Exhibit 10.3
July 7, 2006
The Board of Directors
Gentlemen:
I hereby resign as Vice President, Sales and Marketing of Applied Innovation Inc. (Applied), and any other offices I may hold with Applied or any of its subsidiaries effective this date.
I understand that this resignation will be treated as a termination without cause by Applied and that I shall be entitled to the severance benefit provided under Section 9(d) of my Employment Agreement dated October 4, 2004.

Sincerely,
/s/ Angela R. Pinette

Angela R. Pinette

Accepted and agreed to as of
July 11, 2006
Applied Innovation Inc.
/s/ William H. Largent

By:	William H. Largent
President and Chief Executive Officer